Exhibit 99.1

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. REPORTS IMPROVED OPERATING RESULTS

FOR THE 2018 FIRST QUARTER

OKLAHOMA CITY, Oklahoma…April 25, 2018… LSB Industries, Inc. (NYSE: LXU) (“LSB” or the “Company”) today announced results for the first quarter ended March 31, 2018.

First Quarter Highlights

•	Net sales of $100.5 million for the first quarter of 2018, compared to adjusted net sales(1) of $102.1 million for the first quarter of 2017 ($123.3 million originally reported) which excludes $17.7 million for the comparative impact to revenue from new revenue recognition standards adopted in 2018 primarily related to the Baytown facility, that are not reflected in prior year financials, and $3.5 million from businesses sold in the second and third quarters of 2017

•	Net loss of $5.6 million for the first quarter of 2018, an improvement of $0.4 million from a loss of $6.0 million for the first quarter of 2017

•	Adjusted EBITDA(1) of $21.7 million for the first quarter of 2018, up from $18.3 million ($20.0 million originally reported) excluding $1.7 million from businesses sold in 2017

“We were pleased with our first quarter results, which were in-line with our expectations and showed improvement over the prior year period, which benefitted from $1.7 million of adjusted EBITDA from a business that we divested later in 2017,” stated Daniel Greenwell, LSB’s President and CEO. “The favorable year-over-year comparison reflects stronger pricing across most of our products along with solid operations by our facilities, particularly El Dorado, along with lower natural gas input costs.”

“With respect to the operating performance of our facilities, El Dorado’s ammonia plant had a 100% on-stream rate in the first quarter, up from 77% in the fourth quarter of 2017. The plant continues to produce at a rate in excess of 1,300 tons per day. Cherokee’s ammonia plant ran at an 85% on-stream rate for the quarter, which included the impact of some downtime to conduct maintenance work on its primary reformer. Thus far in the second quarter, Cherokee has been running at a 99% on-stream rate, which approximates its average on-stream rate for the past six quarters.    Pryor’s 91% on-stream rate in the first quarter was a meaningful increase from 22% in the fourth quarter of 2017, which reflects work completed on the facility in the second half of last year to improve reliability.”

Mr. Greenwell continued, “Demand for our agricultural products for spring applications has been strong despite a slower spring application due to weather-driven planting delays. We think the late spring and compressed planting season could shift urea demand to UAN, which could benefit our second quarter. Pricing for our agricultural products was materially higher in the first quarter of 2018 relative to the prior year quarter, except for UAN pricing which was impacted by lower priced fall fill tons carried over from the fourth quarter of 2017. Demand and pricing for our industrial products reflected the continued strength in the broader U.S. economy, while our mining product volumes increased 33% as compared to the first quarter of 2017 as a result of new contract awards.”

Mr. Greenwell concluded, “Our outlook for the balance of the year remains intact, as we expect higher overall pricing relative to 2017 for the products we sell combined with improvement in plant reliability translating into stronger profitability and cash flow for 2018. We remain on track with the technological enhancements we are

(1)	This is a Non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

making to our company wide maintenance management system and expect to complete these upgrades by the end of our 2018 second quarter, which we expect to yield increasing benefits as the year progresses. Finally, the debt refinancing we completed provides us with greater financial flexibility as we were able to extend our maturities which we expect to allow us to execute our strategy aimed at delivering greater and more consistent profits and increased value for our shareholders.”

	Three Months Ended March 31,
	2018		2017
	(Dollars in millions)
Net Sales by Market Sector	Net Sales	Sector Mix	Adjusted Net Sales(1)	Sector Mix	% Change
Agricultural	$52.3	52%	$63.3	62%	(17)%
Industrial	$38.1	38%	$31.2	31%	22%
Mining	$10.1	10%	$7.6	7%	33%

	$100.5		$102.1		(2)%

(1)	Due to the January 1, 2018 adoption of ASC 606, Revenue from Contracts with Customers (“ASC 606”), certain industrial sales are no longer recognized. Since we adopted ASC 606 using the “modified retrospective” method, the prior periods were not restated. However, if we had applied ASC 606 to these specific arrangements during the first quarter of 2017, net sales for these products would have been reduced by approximately $17.7 million as illustrated above. Additionally, adjusted net sales is adjusted to remove revenue associated with business sold in 2017. See Non – GAAP reconciliation section for more information.

Comparison of 2018 to 2017 periods:

•	Net sales of our agricultural products were down 17% during the quarter relative to the prior year period. Stronger pricing for HDAN and ammonia was offset by lower ammonia volumes resulting from a slower spring application caused by cold and wet weather. UAN sales volumes were also higher in the first quarter of 2017 due to the timing of barge shipments that crossed over year-end and landed in the first quarter of 2017. Additionally, we continue to experience logistic challenges from the railroads and truck carriers. Rail service timeliness has continued to decline, and we often see roundtrip routes taking 15% to 20% longer than a year ago. With each rail car turn taking longer, we are experiencing delays in getting product out the gate. UAN volume was also impacted from lower on-stream rates at Cherokee and Pryor in the first quarter of 2018 as compared to the first quarter of 2017. Additionally, our realized pricing for UAN was negatively impacted due to the lag effect of downtime at our Pryor facility in the fourth quarter of 2017 and the carry-over of lower priced fall fill orders into the beginning of March. With respect to our industrial sales, net sales of industrial ammonia increased as a result of higher volumes from improved on-stream rates at El Dorado. Low density ammonium nitrate (LDAN) sales volumes for mining applications also increased as a result of our sales and marketing efforts and stronger overall demand from this market.

•	Adjusted EBITDA from continuing operations was higher compared to the prior year period primarily due to improved pricing, lower natural gas feedstock and improved industrial and mining volumes, offset by lower agricultural volume.

The following tables provide key sales metrics for our Agricultural products:

	Three Months Ended March 31,
Product (tons sold)	2018	2017	% Change
Urea ammonium nitrate (UAN)	102,202	157,784	(35)%
High density ammonium nitrate (HDAN)	92,713	91,171	2%
Ammonia	32,996	44,242	(25)%
Other	4,183	4,911	(15)%

	232,094	298,108	(22)%

Average Selling Prices (price per ton) (A)
UAN	$138	$152	(9)%
HDAN	$220	$182	21%
Ammonia	$320	$305	5%
(A)	Average selling prices represent “net back” prices which are calculated as sales less freight expenses divided by product sales volume in tons.

The following table indicates the volumes sold of our major Industrial products:

	Three Months Ended March 31,
Product (tons sold)	2018	2017	% Change
Ammonia	68,098	43,924	55%
Nitric acid, excluding Baytown	20,213	29,128	(31)%
AN solution	5,088	3,899	30%

	93,399	76,951	21%

The following table indicates the volumes sold of our major Mining products:

	Three Months Ended March 31,
Product (tons sold)	2018	2017	% Change
LDAN/HDAN	33,513	20,214	66%
AN solution	4,666	8,405	(44)%

	38,179	28,619	33%

Input Costs
Average natural gas cost/MMBtu	$2.79	$3.15	(11)%

Financial Position and Capital Expenditures

As of March 31, 2018, our total cash position was $28.7 million. Additionally, we had approximately $46.3 million of borrowing availability under our Working Capital Revolver. There were no borrowings under the Working Capital Revolver at March 31, 2018.

Total long-term debt, including the current portion, was $408.5 million at March 31, 2018 compared to $409.4 million at December 31, 2017. The aggregate liquidation value of the Series E Redeemable Preferred at March 31, 2018, inclusive of accrued dividends of $51.8 million, was $191.6 million.

On April 25, 2018, we issued $400 million aggregate principal amount of 9.625% Senior Secured Notes due 2023. Interest on the Notes accrues at a rate of 9.625% per annum and is payable semi-annually in arrears on May 1 and November 1 of each year, beginning on November 1, 2018. We used a portion of the net proceeds of this offering to repurchase, on April 25, 2018, all of our Senior Secured Notes due 2019.

Interest expense for the first quarter of 2018 was $9.3 million compared to $9.4 million for the same period in 2017. For the full year of 2018, we expect interest expense to be approximately $40 million.

Capital expenditures were approximately $6.2 million in the first quarter of 2018. For the full year of 2018, total capital expenditures, which are related to maintaining and enhancing safety and reliability at our facilities, are expected to be approximately $32 million.

Conference Call

LSB’s management will host a conference call covering the fourth quarter results on April 26, 2018 at 10:00 a.m. ET/9:00 a.m. CT to discuss these results and recent corporate developments. Participating in the call will be President and CEO, Daniel Greenwell, Executive Vice President and CFO, Mark Behrman and Executive Vice President, Chemical Manufacturing, John Diesch. Interested parties may participate in the call by dialing (201) 493-6739. Please call in 10 minutes before the conference is scheduled to begin and ask for the LSB conference call. To coincide with the conference call, LSB will post a slide presentation at www.lsbindustries.com on the webcast section of the Investor tab of our website.

To listen to a webcast of the call, please go to the Company’s website at www.lsbindustries.com at least 15 minutes prior to the conference call to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website. We suggest listeners use Microsoft Explorer as their web browser.

LSB Industries, Inc.

LSB Industries, Inc., headquartered in Oklahoma City, Oklahoma, manufactures and sells chemical products for the agricultural, mining, and industrial markets. The Company owns and operates facilities in Cherokee, Alabama, El Dorado, Arkansas and Pryor, Oklahoma, and operates a facility for a global chemical company in Baytown, Texas. LSB’s products are sold through distributors and directly to end customers throughout the United States. Additional information about the Company can be found on its website at www.lsbindustries.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identifiable by use of the words “may,” “believe,” “expect,” “intend,” “plan to,” “estimate,” “project” or similar expressions, and include but are not limited to: financial performance improvement; view on sales to mining customers; estimates of consolidated depreciation and amortization and future turnaround expenses; our expectation of production consistency and enhanced reliability at our Facilities; our projections of trends in the fertilizer market; improvement of our financial and operational performance; our planned capital expenditures for 2018; reduction of SG&A expenses; volume outlook and our ability to complete plant repairs as anticipated.

Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties. Though we believe that expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectation will prove to be correct. Actual results may differ materially from the forward-looking statements as a result of various factors. These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission (SEC), including those set forth under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in our Form 10-K for the year ended December 31, 2017 and, if applicable, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. We expressly disclaim any obligation to update, amend or clarify any forward-looking statement to reflect events, new information or circumstances occurring after the date of this press release except as required by applicable law.

Company Contact: Mark Behrman, Chief Financial Officer (405) 235-4546	Investor Relations Contact: The Equity Group Inc. Fred Buonocore, CFA (212) 836-9607 Kevin Towle (212) 836-9620

See Accompanying Tables

LSB Industries, Inc.

Financial Highlights

Three Months Ended March 31,

	Three Months
	2018	2017
	(In Thousands, Except Per Share Amounts)
Net sales	$100,450	$123,344 (1)
Cost of sales	90,357	111,729 (1)

Gross profit	10,093	11,615

Selling, general and administrative expense	8,303	10,545
Other income, net	(94)	(1,251)

Operating income	1,884	2,321

Interest expense, net	9,306	9,358
Non-operating other expense (income), net	(909)	231

Loss before benefit for income taxes	(6,513)	(7,268)
Benefit for income taxes	(922)	(1,282)

Net loss	(5,591)	(5,986)

Dividends on convertible preferred stocks	75	75
Dividends on Series E redeemable preferred stock	6,338	5,536
Accretion of Series E redeemable preferred stock	1,599	1,599

Net loss attributable to common stockholders	$(13,603)	$(13,196)

Basic and diluted net loss per common share:	$(0.49)	$(0.48)

(1)	Due to the January 1, 2018 adoption of ASC 606, Revenue from Contracts with Customers (“ASC 606”), certain industrial sales and associated cost of sales are no longer recognized. Since we adopted ASC 606 using the “modified retrospective” method, the prior periods were not restated. If we had applied ASC 606 to these specific arrangements during the first quarter of 2017, net sales for these products would have been reduced by approximately $17.7 million. ASC 606 had no net impact on operating income. See Non – GAAP reconciliation section for more information.

LSB Industries, Inc.

Consolidated Balance Sheets

	March 31,	December 31,
	2018	2017
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$28,667	$33,619
Accounts receivable, net	62,634	59,570
Inventories:
Finished goods	19,532	20,415
Raw materials	1,362	1,441

Total inventories	20,894	21,856
Supplies, prepaid items and other:
Prepaid insurance	7,813	10,535
Precious metals	7,269	7,411
Supplies	28,649	27,729
Prepaid and refundable income taxes	856	1,736
Other	2,043	1,284

Total supplies, prepaid items and other	46,630	48,695

Total current assets	158,825	163,740

Property, plant and equipment, net	998,366	1,014,038

Intangible and other assets, net	10,958	11,404

	$1,168,149	$1,189,182

(Continued on following page)

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

	March 31,	December 31,
	2018	2017
	(In Thousands)
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$49,047	$55,992
Short-term financing	6,137	8,585
Accrued and other liabilities	30,590	35,573
Current portion of long-term debt	9,065	9,146

Total current liabilities	94,839	109,296

Long-term debt, net	399,416	400,253

Noncurrent accrued and other liabilities	11,173	11,691

Deferred income taxes	53,877	54,787

Commitments and contingencies

Redeemable preferred stocks:
Series E 14% cumulative, redeemable Class C preferred stock, no par value, 210,000 shares issued; 139,768 outstanding; aggregate liquidation preference of $191,569,000 ($185,231,000 at December 31, 2017)	182,896	174,959
Series F redeemable Class C preferred stock, no par value, 1 share issued and outstanding; aggregate liquidation preference of $100	—	—

Stockholders’ equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued and outstanding	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized, 31,280,685 shares issued	3,128	3,128
Capital in excess of par value	195,289	193,956
Retained earnings	242,686	256,214

	444,103	456,298
Less treasury stock, at cost:
Common stock, 2,666,790 shares (2,662,027 shares at December 31, 2017)	18,155	18,102

Total stockholders’ equity	425,948	438,196

	$1,168,149	$1,189,182

LSB Industries, Inc.

Non-GAAP Reconciliation

This news release includes certain “non-GAAP financial measures” under the rules of the Securities and Exchange Commission, including Regulation G. These non-GAAP measures are calculated using GAAP amounts in our consolidated financial statements.

EBITDA Reconciliation

EBITDA is defined as net income (loss) plus interest expense, depreciation, depletion and amortization (DD&A) (which includes DD&A of property, plant and equipment and amortization of intangible and other assets), less benefit for income taxes. We believe that certain investors consider EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. EBITDA has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) to EBITDA for the periods indicated.

	Three Months Ended March 31,
	2018	2017
LSB Consolidated ($ in millions)

Net loss	($5.6)	($6.0)
Plus:
Interest expense	9.3	9.4
Depreciation, depletion and amortization	18.3	17.6
Benefit for income taxes	(0.9)	(1.3)

EBITDA	$21.1	$19.7

LSB Industries, Inc.

Non-GAAP Reconciliation (continued)

Adjusted EBITDA

Adjusted EBITDA is reported to show the impact of one time/non-cash items such as, loss on sale of a business and other property and equipment, one-time income or fees, start-up/commissioning costs, certain fair market value adjustments, non-cash stock-based compensation and severance costs. For comparative purposes 2017 is also adjusted to remove the impact of businesses sold during 2017. We believe that the inclusion of supplementary adjustments to EBITDA is appropriate to provide additional information to investors about certain items. The following tables provide reconciliations of EBITDA excluding the impact of the supplementary adjustments. Our policy is to adjust for non-cash or non-recurring items that are greater than $0.5 million quarterly or cumulatively.

LSB Consolidated ($ in millions)	Three Months Ended March 31,
	2018	2017
EBITDA:	$21.1	$19.7
Stock-based compensation	1.4	1.2
Derecognition of death benefit accrual	—	(1.4)
Loss on sale of a business and other property and equipment	—	0.5
Fair market value adjustment on preferred stock embedded derivatives	(0.8)	—

Adjusted EBITDA	$21.7	$20.0

EBITDA from businesses sold	—	(1.7)

Adjusted EBITDA excluding businesses sold in 2017	$21.7	$18.3

Net Sales Reconciliation

Since we adopted ASC 606 using the “modified retrospective” method, the prior periods were not restated. As a result, we are presenting Adjusted Net Sales to show the impact of applying ASC 606 to certain arrangements for the first quarter of 2017 consistent with accounting treatment used for the same period in 2018. ASC had no net impact on operating income. Additionally, net sales is adjusted to remove revenue associated with businesses sold in 2017.

	Three Months Ended March 31,
	2018	2017
Net sales ($ in millions)
Agricultural	$52.3	$63.3
Industrial	38.1	48.9
Mining	10.1	7.6
Other	—	3.5

Total net sales	$100.5	$123.3

Impact of ASC 606 - Industrial	—	(17.7)
Revenue from businesses sold in 2017	—	(3.5)

Total adjusted net sales	$100.5	$102.1

Agricultural Sales Price Reconciliation

The following table provides a reconciliation of total agricultural sales as reported under GAAP in our consolidated financial statement reconciled to “net” sales which is calculated as sales less freight expenses. We believe this provides a relevant industry comparison among our peer group.

	Three Months Ended March 31,
	2018	2017
Agricultural sales ($ in millions)	$52.3	$63.3
Less freight:	3.9	5.6

Net sales	$48.4	$57.7